SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐ Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

WILSHIRE ENTERPRISES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Wilshire Enterprises, Inc. 1 Gateway Center, 10th floor Newark, NJ 07102 (201) 420-2796 phone (201) 420-6012 fax

IMPORTANT UPDATE!

Initial Bids Are In!

July 3, 2007

Dear Fellow Stockholder:

We are pleased to inform you that preliminary bids to acquire Wilshire Enterprises, Inc. have been received and that your Board is actively pursuing a transaction which will maximize stockholder value for all of our investors.

At this critical juncture, we feel it’s extremely important that our investors support the current Board of Wilshire by voting the WHITE proxy card FOR the Company’s nominees to the Board; FOR the ratification of J.H. Cohn as the Company’s auditors for 2007; and AGAINST the stockholder proposal that Full Value Partners may raise at the meeting. Please discard any green proxy cards you may receive.

WHY YOU SHOULD VOTE THE WHITE PROXY CARD WITH YOUR BOARD:

•
You do NOT need to vote Full Value Partners’ green proxy card if you want Wilshire to be sold. Your current Board has been working hard to sell the Company and maximize value for ALL of our stockholders and we believe that our flexibility has a better chance of delivering a higher price. UNDER YOUR CURRENT BOARD’S LEADERSHIP, PRELIMINARY BIDS HAVE BEEN RECEIVED FROM POTENTIAL BUYERS. THERE IS NO REASON TO DISRUPT THE SALES PROCESS ALREADY STARTED BY YOUR BOARD.

•
The reality is that the sales process is drawing to a close. Your Board does not believe that Full Value Partners would add anything to this process or make it go faster. In fact, we believe that any changes to your current Board at this time could discourage interested parties from entering into formal discussions with Wilshire. YOUR CURRENT BOARD IS ASKING FOR YOUR SUPPORT SO THAT WE CAN FINISH WHAT WE STARTED: A PROMPT, ORDERLY SALES PROCESS WITH THE GOAL OF OBTAINING THE HIGHEST POSSIBLE PRICE FOR ALL OF OUR STOCKHOLDERS.

VOTE THE WHITE PROXY CARD TODAY!

Please support your current Board by voting the WHITE proxy card FOR our nominees for the Board of Directors, FOR the ratification of J.H. Cohn as our auditors for 2007, and AGAINST Full Value’s proposal to auction the Company (if that proposal is properly presented at the Annual Meeting).

You may also vote your shares on the Internet or by telephone. If you have any questions or need any assistance voting your shares, please do not hesitate to contact The Altman Group, which is assisting us in this matter, by calling them toll-free at (800) 398-3191.

We appreciate your support.

The Board of Directors of
Wilshire Enterprises, Inc.

ADDITIONAL INFORMATION

In connection with Wilshire Enterprises, Inc.’s (“Wilshire”) 2007 Annual Meeting, on June 18, 2007, Wilshire filed a proxy statement with the Securities and Exchange Commission (“SEC”) and commenced mailing to stockholders on or about June 18, 2007. Wilshire stockholders are urged to read the proxy statement carefully because it contains important information. Investors and stockholders may obtain a free copy of the proxy statement, and other material and any other documents that may be filed by Wilshire with the SEC in connection with the 2007 Annual Meeting, through the SEC’s web site at www.sec.gov. Stockholders may also obtain free copies of the proxy statement and other documents filed by Wilshire in connection with the 2007 Annual Meeting by directing a request to The Altman Group, which is assisting us in this matter, by calling them toll-free at (800) 398-3191.

FORWARD-LOOKING STATEMENTS

All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as “expect,” “look,” “believe,” “plan,” “anticipate,” “may,” “will” or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements.